Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media Relations:	Investor Relations:
	Amy Shah	Keith Kolstrom
	610-893-9555 Office	610-893-9551 Office
	amy.shah@te.com	keith.kolstrom@te.com

	Wendy Fries	Matt Vergare
	610-893-9567 Office	610-893-9442 Office
	wendy.fries@te.com	matthew.vergare@te.com

TE CONNECTIVITY HOSTS INVESTOR MEETING AND

REAFFIRMS FISCAL FIRST QUARTER AND FULL YEAR OUTLOOK

SCHAFFHAUSEN, Switzerland — Dec. 6, 2011 — TE Connectivity Ltd. (NYSE: TEL) today will provide updates on the company’s strategic priorities, growth initiatives and financial performance at its Investor Meeting in New York City. The Investor Meeting will include presentations from Chief Executive Officer Tom Lynch, as well as members of the company’s senior management team. The event, which runs from 8:30 a.m. Eastern Standard Time (EST) to approximately noon, is being held at the Waldorf Astoria, 301 Park Avenue in New York City.  A live webcast of the event, including slide presentation, is available at TE Connectivity’s website: http://investors.te.com.  A replay of the presentations will be available at the same website beginning within 24 hours after the conclusion of the investor meeting and ending at 11:59 p.m. EST on Jan. 6, 2012.

During the meeting, TE Connectivity will affirm the guidance originally provided on Nov. 3, 2011. For the first quarter, the company expects sales of $3.4 to $3.5 billion and adjusted EPS of $0.68 to $0.72.  GAAP EPS are expected to be $0.66 to $0.70, including restructuring and other charges.  For the full fiscal year, the company expects sales of $14.3 to $14.9 billion and adjusted EPS of $3.10 to $3.40.  GAAP EPS are expected to be $3.00 to $3.30, including restructuring and other charges. This guidance does not include any impact from the proposed acquisition of Deutsch Group SAS.

ABOUT TE CONNECTIVITY

TE Connectivity is a global, $14 billion company that designs and manufactures approximately 500,000 products that connect and protect the flow of power and data inside the products that touch every aspect of our lives. Our nearly 100,000 employees partner with customers in virtually every industry—from consumer electronics, energy and healthcare, to automotive, aerospace and communication networks—enabling smarter, faster, better technologies to connect products to possibilities. More information on TE Connectivity can be found at http://www.te.com.

NON-GAAP MEASURE

“Adjusted EPS” is a non-GAAP measure and should not be considered a replacement for GAAP results. We use diluted earnings per share from continuing operations attributable to TE Connectivity Ltd. before special items, including charges or income related to legal settlements and reserves, restructuring and other charges, acquisition related charges, tax sharing income related to certain proposed adjustments to prior period tax returns and other tax items, certain significant special tax items, and, if applicable, related tax effects (“Adjusted Earnings Per Share”). We use Adjusted Earnings Per Share because we believe that it is appropriate for investors to consider results excluding these items in addition to results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods since it excludes the impact of special items, which may recur, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. It also is a significant component in our incentive compensation plans.  The limitation of this measure is that it excludes the financial impact of items that would otherwise either increase or decrease our reported results. This limitation is best addressed by using Adjusted Earnings Per Share in combination with diluted earnings per share from continuing operations attributable to TE Connectivity Ltd. (the most comparable GAAP measure) in order to better understand the amounts, character and impact of any increase or decrease on reported results.

Because we do not predict the amount and timing of special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, we do not provide reconciliations to GAAP of our forward-looking financial measures.

FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance, financial condition or achievements to differ materially from anticipated results, performance, financial condition or achievements. All statements contained herein that are not clearly historical in nature are forward-looking and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. We have no intention and are under no obligation to update or alter (and expressly disclaim any such intention or obligation to do so) our forward-looking statements whether as a result of new information, future events or otherwise, except to the extent required by law. The forward-looking statements in this release include statements addressing our future financial condition and operating results. Examples of factors that could cause actual results to differ materially from those described in the forward-looking statements include, among others, business, economic, competitive and regulatory risks, such as conditions affecting demand for products, particularly the automotive industry and the telecommunications, computer and consumer electronics industries; competition and pricing pressure; fluctuations in foreign currency exchange rates and commodity prices; natural disasters and political, economic and military instability in countries in which we operate; developments in the credit markets; future goodwill impairment; compliance with current and future environmental and other laws and regulations; the possible effects on us of changes in tax laws, tax treaties and other legislation; the risk that the execution of an acquisition agreement to purchase Deutsch Group SAS (“Deutsch”) and to close the acquisition of Deutsch (“Deutsch Acquisition”) may not be consummated; the risk that a regulatory approval that may be required for the Deutsch Acquisition is not obtained or is obtained subject to conditions that are not anticipated; the risk that revenue opportunities, cost savings and other anticipated synergies from the Deutsch Acquisition may not be fully realized or may take longer to realize than expected; and the risk that Deutsch’s operations will not be successfully integrated into ours. More detailed information about these and other factors is set forth in TE Connectivity Ltd.’s Annual Report on Form 10-K for the fiscal year ended Sept. 30, 2011 as well as in our Current Reports on Form 8-K and other reports filed by us with the U.S. Securities and Exchange Commission.

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